EXHIBIT 99.1
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JONES LANG LASALLE NEWS RELEASE


Contact:    Gayle Kantro (Chicago)
Phone:      +1 (00) 312 228 2795
Email:      gayle.kantro@am.jll.com



                          JONES LANG LASALLE APPOINTS
          HUGO BAGUE' AND MARTIN H. NESBITT TO ITS BOARD OF DIRECTORS


CHICAGO, FEBRUARY 23, 2011 - Jones Lang LaSalle Incorporated (NYSE: JLL) today announced that Hugo Bague' and Martin H. Nesbitt have been appointed as independent, non-executive members of its Board of Directors, effective March 1, 2011. Messrs. Bague' and Nesbitt will both serve on the Board's Nominating and Governance Committee. In addition, Mr. Bague' will join the Board's Compensation Committee and Mr. Nesbitt will join the Board's Audit Committee.

HUGO BAGUE'. Mr. Bague' is the Group Executive for Rio Tinto with overall responsibility for Human Resources, Health & Safety, Communities and Corporate Communications. Rio Tinto is a leading international mining and metals group headquartered in the United Kingdom, combining Rio Tinto plc, a London and NYSE-listed company, and Rio Tinto Limited, which is listed on the Australian Securities Exchange. Rio Tinto employs 76,000 people worldwide in over forty countries.

Before Rio Tinto, Mr. Bague' was the global vice president of Human Resources for the Technology Solutions Group of Hewlett Packard Corporation, based in Palo Alto, California. Prior to this he worked for Compaq Computer, Nortel Networks and Abbott Laboratories based out of Switzerland, France and Germany.

Mr. Bague' is a member of the Advisory Council of United Business Institutes in Brussels, Belgium. He received a degree in linguistics and post graduate qualifications in Human Resources & Marketing from the University of Ghent in Belgium.

MARTIN H. NESBITT. Mr. Nesbitt serves as President and CEO of PRG Parking Management (known as the Parking Spot), a Chicago-based owner and operator of off-airport parking facilities which he conceived and co-founded.

Prior to launching the Parking Spot, Mr. Nesbitt was an officer of the Pritzker Realty Group, L.P., the real estate group for Pritzker family interests. Before that, Mr. Nesbitt was a Vice President and Investment Manager at LaSalle Partners, one of the predecessor corporations to Jones Lang LaSalle, with responsibilities including investment management for regional retail properties and management and leasing for office projects and parking.

Mr. Nesbitt is a Trustee of Chicago's Museum of Contemporary Art and a member of The University of Chicago Laboratory School Board. He is the former Chairman of the Board of the Chicago Housing Authority and a former member of Chicago 2016, the board that led Chicago's pursuit of the 2016 Olympics.

Mr. Nesbitt has a Masters of Business Administration degree from the University of Chicago and a Bachelor of Science degree and honorary doctorate from Albion College, Albion, Michigan.




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JONES LANG LASALLE APPOINTS HUGO BAGUE' AND MARTIN H. NESBITT TO ITS BOARD OF
DIRECTORS - PAGE 2



"We look forward to these experienced and talented individuals joining our Board," said Sheila Penrose, Chairman of the Jones Lang LaSalle Board of Directors. "The addition of two operating executives of the calibre of Marty and Hugo will bring additional perspectives and subject matter expertise to our Board's oversight and deliberations."

Colin Dyer, President and Chief Executive Officer of Jones Lang LaSalle, added, "Marty is an alumnus of LaSalle Investment Management whose entrepreneurial success in the real estate business will deepen the pursuit of our business development strategies. Hugo's experience in overseeing significant global human resources functions will be valuable to our company, where people are our most important asset."

Messrs. Bague' and Nesbitt each will initially serve a term that will expire at the Company's 2011 Annual Meeting of Shareholders. In addition to Ms. Penrose and Mr. Dyer, the other current members of the Board are Darryl Hartley-Leonard, DeAnne Julius, Ming Lu, Lauralee E. Martin, David B. Rickard, Roger T. Staubach and Thomas C. Theobald.



ABOUT JONES LANG LASALLE

Jones Lang LaSalle (NYSE: JLL) is a financial and professional services firm specializing in real estate. The firm offers integrated services delivered by expert teams worldwide to clients seeking increased value by owning, occupying or investing in real estate. With 2010 global revenue of more than $2.9 billion, Jones Lang LaSalle serves clients in 60 countries from 750 locations worldwide, including 180 corporate offices. The firm is an industry leader in property and corporate facility management services, with a portfolio of approximately 1.8 billion square feet worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse in real estate with more than $41 billion of assets under management. For further information, please visit the company's website, www.joneslanglasalle.com.


























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